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                                                                      Exhibit 23

                         Consent of Independent Auditors


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Peabody Energy Corporation of our report dated January 19, 2002, included in the December 31, 2001 Annual Report to Stockholders of Peabody Energy Corporation.

We also consent to the incorporation by reference in the Registration Statements (Form S-8) pertaining to the Peabody Energy Corporation Employee Stock Purchase Plan, Long-Term Equity Incentive Plan and Equity Incentive Plan for Non-Employee Directors (No. 333-61406), the Peabody Holding Company, Inc. Employee Retirement Account, Lee Ranch Coal Company Retirement and Savings Plan for Salaried Employees, Lee Ranch Coal Company Retirement and Savings Plan for Hourly Employees and Western Surface Agreement-UMWA 401(k) Plan (No. 333-70910), and the Peabody Energy Corporation Deferred Compensation Plan (No. 333-75058), and in the Registration Statement (Form S-3) pertaining to the registration of the 8-7/8% Series B Senior Notes due 2008 and the 9-5/8% Series B Senior Subordinated Notes due 2008 (No. 333-67250) of our reports dated January 19, 2002, with respect to the consolidated financial statements and schedule of Peabody Energy Corporation incorporated by reference or included in this Annual Report (Form 10-K) for the year ended December 31, 2001.

                                                           /s/ Ernst & Young LLP
St. Louis, Missouri
March 8, 2002